Exhibit 99.1




Contact: Richard E. Gathright - President and Chief Operating Officer
                  or Harold R. Logan, Jr. - Executive Vice President/Finance 303-626-8200


TUESDAY, 4 MAY 1999

Denver - Denver-based TransMontaigne Inc. ("TransMontaigne") (ASE:TMG) today announced the signing with Amerada Hess Corporation ("Hess") (NYSE:AHC), New York, of a definitive agreement whereby a TransMontaigne unit will acquire the Hess Southeastern Pipeline Network of refined petroleum product facilities for $66.2 million. This network, which is strategically interconnected to the Colonial and Plantation pipeline systems, includes approximately 5.3 million barrels of tankage at 11 storage and terminal facilities located in Collins (2) and Purvis, Mississippi; Doraville, Georgia; Belton and Spartanburg, South Carolina; Charlotte, Selma (2) and Greensboro, North Carolina; and Montvale, Virginia, and 36 miles of proprietary pipelines.

TransMontaigne will purchase all related product inventories which are being priced separately. The transaction is expected to close prior to 30 June 1999, subject to the completion of due diligence by TransMontaigne and the receipt of regulatory approvals.

TransMontaigne is the dominant independent provider of "seamless" petroleum product services to the energy industry in the United States operating at over 150 supply points in 49 states. TransMontaigne offers a broad range of logistically integrated transportation, storage, terminaling, supply, exchange, distribution and marketing services to refiners, manufacturers, transporters, suppliers, distributors, marketers and end-users of petroleum products, crude oil, chemicals, and other bulk liquids. With the acquisition of the Hess Southeastern Pipeline facilities, the TransMontaigne network of company-owned assets includes 70 terminal, storage and delivery facilities having a combined tank storage capacity of over 20 million barrels and three pipeline systems. These assets, coupled with the use of an additional 60 third party terminal facilities and the position of TransMontaigne as a major shipper on numerous common carrier pipeline systems, support the annual handling of over 200 million barrels of petroleum products.